Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No: 52517PPM7

PRICING SUPPLEMENT NO. 338
Trade Date: September 1, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00% Initial Interest Rate: 1 month libor
Agent's Commission: .150%	     		   Telerate pg 3750
	                Posted on 9/02/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 09/4/98
(X) LIBOR (1 month)	 Maturity Date:   10/01/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +0.040%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 1st , commencing on
October 1, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $30,000,000 and relates only to Pricing Supplement No. 338. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $16,192,204,288 Medium-Term Notes, Series E has been issued and an aggregate of $11,227,844,288 is outstanding.




Lehman Brothers Holdings



						By:________________________
						Name: Marc A. Silverman
						Title: Treasurer